Exhibit 99.2

LUMBER LIQUIDATORS ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER

TOANO, Va., February 29, 2016 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced that Dennis R. Knowles has been appointed Chief Operating Officer, effective March 1, 2016. Mr. Knowles will be responsible for the Company’s stores organization and related operations and will report directly to John Presley, Chief Executive Officer.

Mr. Knowles has more than 25 years of leadership experience in store and business operations. He has served in numerous senior management roles across the retail and home improvement industries, most recently as Chief Store Operations Officer at Lowe's Companies, Inc. In this role, Mr. Knowles was responsible for overseeing the omni channel operations of more than 1,700 Lowe’s stores across the country.

“I am excited to be joining Lumber Liquidators,” said Dennis Knowles. “This is a pivotal time for the Company to refocus our efforts on elevating store performance, underscore our commitment to customer service and enhance the quality and diversity of our product offering. I look forward to working with the entire senior management team as well as our store managers and associates to position Lumber Liquidators for success in the years to come.”

“We are extremely pleased to welcome someone of Dennis’ caliber to our senior leadership team, particularly as we focus on strengthening our value proposition and the performance of our store network across North America,” commented John Presley, Chief Executive Officer. “Dennis’ mix of retail, leadership and business experience is uniquely suited for Lumber Liquidators and is an ideal complement to our leadership team. We look forward to benefitting from his contributions and leveraging his store operations and home improvement expertise to deliver quality service to our customers and drive value for our stakeholders.”

Dennis Knowles

Dennis Knowles has served in store operations leadership roles at Lowe's Companies, Inc. since 2001, most recently as Chief Store Operations Officer, and prior to that as Senior Vice President of Store Operations Support and Specialty Sales and its Senior Vice President of Store Operations for Lowe’s West and South Central Divisions, respectively. Prior to joining Lowe’s, Mr. Knowles served as a leader in store operations at Payless Cashways, where he began his career.

About Lumber Liquidators

With more than 370 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators Investor Relations
Steve Calk
Tel: 757.566.7512